EXHIBIT 5.1


              [Paul, Weiss, Rifkind, Wharton & Garrison Letterhead]



                                             September 29, 2000





CoreComm Limited
110 East 59th Street, 26th Floor
New York, New York 10022

                                CoreComm Limited
                       Registration Statement on Form S-8
                       ----------------------------------

Ladies and Gentlemen:

                  In connection with the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested by CoreComm Limited, a Delaware corporation (the "Company"), to furnish our opinion as to the legality of up to 37,705,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), and the associated rights (the "Rights") to purchase the Company's Series C

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Junior Participating Preferred Stock, par value $0.01 per share, whose issuance is registered under the Registration Statement.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"): (i) the Registration Statement, (ii) the Company's Restated Certificate of Incorporation and Restated Bylaws, (iii) drafts of the CoreComm Limited 1998 Stock Option Plan, the CoreComm Limited 1999 Stock Option Plan, the CoreComm Limited 2000 Stock Option Plan, the CoreComm Limited 2000 Special Stock Option Plan, the CoreComm Limited 2000 Special ATX Stock Option Plan and the CoreComm Limited 2000 Special Voyager Stock Option Plan, (iv) a draft of the Rights Agreement between the Company and Continental Stock Transfer & Trust Company and (v) records of certain of the Company's corporate proceedings. In addition, we have made those other examinations of law and fact as we deemed relevant and necessary in order to form a basis for our opinions.

                  In our examination of the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the Documents against each party to them, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all the latter documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

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                  Based on the foregoing, and subject to the stated assumptions, we are of the opinion that (i) the Shares and the Rights have been duly authorized for issuance and (ii) the Shares and the Rights, when issued and delivered and paid for as contemplated in the Documents, will be validly issued, fully paid and non-assessable.

                  Our opinions expressed above are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinions are rendered only with respect to the laws, and the reported judicial decisions, rules, regulations and orders under them, which are currently in effect.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions "Legal Matters" and "Material Federal Income Tax Consequences" in the prospectus incorporated by reference in the Registration Statement. In giving this consent, we do not agree or admit that we come within the category of persons whose consent is required by the Act or the Rules.


                                             Very truly yours,

                           /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                           PAUL, WEISS, RIFKIND, WHARTON & GARRISON